GCUK Announces Closing of Senior Secured Notes and Acquisition of Fibernet

London - December 28, 2006 -- Global Crossing (UK) Telecommunications Limited ("GCUK") today announced that Global Crossing (UK) Finance Plc, a wholly owned finance subsidiary of GCUK ("GCUK Finance"), has closed its offering of 11.75 percent Senior Secured Notes due 2014 (the "Notes"). The 52 million pounds sterling aggregate principal amount of Notes was priced at 109.25 percent of par value and raised gross proceeds of 56.8 million pounds sterling.

The Notes were issued under the indenture, dated as of December 23, 2004 (the "Indenture"), pursuant to which GCUK Finance previously issued 200 million dollars aggregate principal amount of its dollar-denominated 10.75 percent Senior Secured Notes due 2014 and 105 million pounds sterling aggregate principal amount of its sterling-denominated 11.75 percent Senior Secured Notes due 2014 (the "Previously Issued Notes"). The Notes and the Previously Issued Notes form a single class for all purposes under the Indenture. After the fortieth day following the date of delivery of the Notes, certain selling restrictions will terminate with respect to the Notes sold pursuant to Regulation S of the Securities and Exchange Commission (the "SEC") and those Notes will become fully fungible with the Previously Issued Notes. The Notes sold pursuant to SEC Rule 144A will not become freely transferable and fully fungible with the Previously Issued Notes except pursuant to an exchange for registered Notes pursuant to a registration rights agreement entered into by GCUK Finance.

Proceeds from the offering were used to acquire Fibernet Group Limited ("Fibernet") and its subsidiaries from GC Acquisitions UK Limited, an affiliated acquisition vehicle that acquired Fibernet pursuant to an offer that was declared wholly unconditional on October 11, 2006, and to pay related fees and expenses. Upon completion of the acquisition by GCUK, Fibernet and its subsidiaries guaranteed the Notes and all other obligations under the Indenture. Prior to the acquisition by GCUK, Fibernet transferred its German business operations to Global Crossing International Ltd., a wholly owned subsidiary of Global Crossing Limited, for consideration of 1 pound sterling and the assumption of 3.6 million pounds sterling of debt outstanding to Fibernet.

The Notes were sold only to qualified institutional buyers in the United States under Rule 144A and to qualified investors outside the United States that are non-U.S. Persons under Regulation S and have not been and will not be registered under the U.S. Securities Act of 1933, as amended, or any other applicable securities laws. The Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any sale of these Notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. No action has been or will be taken to permit a public offering of the Notes in any jurisdiction, including the United Kingdom.

CONTACT GLOBAL CROSSING:

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Becky Yeamans
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Mish Desmidt
Europe
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EuropePR@globalcrossing.com

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Laurinda Pang
+ 1 800 836 0342
glbc@globalcrossing.com